SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 8, 2003

STATION CASINOS, INC
(Exact name of registrant as specified in its charter)

Nevada	000-21640	88-0136443
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2411 West Sahara Avenue, Las Vegas, Nevada		89102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 367-2411

N/A
(Former name or former address, if changed since last report)

ITEM 5.                                                     OTHER EVENTS.

On June 30, 2003, the United Auburn Indian Community (“UAIC”) completed the $215 million financing for the Thunder Valley Casino located in Placer County, California, near Sacramento.  We will receive a management fee equal to 24% of the casino’s net income.  The financing is through a group of lenders and consists of a $122.5 million revolving credit facility and a $92.5 million term loan.  Prior to the completion of the financing, we had advanced approximately $46.9 million to the UAIC for the development of the casino, which opened on June 9, 2003.  As a result of the completion of the financing, we have been reimbursed approximately $36.8 million for our advances to the UAIC as of June 30, 2003.  We anticipate receiving the remaining $10.1 million during 2003.  In addition, we received approximately $4.8 million of interest on our advances and $4.0 million for a portion of our 2% development fee on the project.  We have provided an unlimited completion guaranty and credit support for all amounts outstanding under the financing.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos, Inc.

Date: July 8, 2003	By:	/s/ GLENN C. CHRISTENSON
Glenn C. Christenson Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer